Exhibit 21.1

Subsidiaries of the Registrant

Entity	Jurisdiction of Organization
EWC Aventura, LLC	Florida
EWC Boca Central, LLC	Florida
EWC Boca West, LLC	Florida
EWC Co-Op Fund, LLC	Florida
EWC Corporate, LLC	Florida
EWC eCom Distribution US, LLC	Florida
EWC Fort Lauderdale	Florida
EWC Franchise Distribution, LLC	Florida
EWC Franchise, LLC	Florida
EWC Merrick I, LLC	New York
EWC MFund, LLC	Florida
EWC Paymaster, LLC	Florida
EWC Prosper, LLC	Texas
EWC P&T, LLC	Florida
EWC South Beach, LLC	Florida
EWC Ventures, LLC	Delaware
EWC Ventures Stores, LLC	Florida
EW Holdco, LLC	Delaware
EW Intermediate Holdco, LLC	Delaware
EW Super Holdco, LLC	Delaware
EW Holding Guarantor LLC	Delaware
EWC Master Issuer LLC	Delaware
EWC Franchisor LLC	Delaware
EWC Distributor LLC	Delaware
EWC Distributor eCom LLC	Delaware